EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
Parent
PVF Capital Corp.

	State or Other
	Jurisdiction of	Percentage
Subsidiaries (1)	Incorporation	Ownership
Park View Federal Savings Bank	United States	100%

PVF Service Corporation	Ohio	100%

PVF Mortgage Corp.	Ohio	100%

PVF Community Development Corp.	Ohio	100%

Mid Pines Land Co.	Ohio	100%

PVF Holdings Inc.	Ohio	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders included as Exhibit 13 in this Form 10-K.